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                                                                   EXHIBIT 10.20

[LOGO] EINSTEIN BAGEL CORP. NOAH

                         2001 Staff Officer Bonus Plan

I.   Purpose
     The purpose of the Plan is to establish a program of incentive compensation for designated corporate officers of the Company that is directly related to the performance results of the Company. The Plan provides an annual incentive, contingent upon continued employment and the achievement of certain corporate goals, to certain corporate officers who make substantial contributions to the Company.

II.  Definitions
     Bonus Award means the award, as determined by the Committee, to be granted to a Participant under the Plan.

     Committee refers to the Compensation Committee of the Board of Directors of the Company.

     Company means Einstein/Noah Bagel Corp.

     Corporate Staff Officer refers to any person who is a corporate officer of the Company.

     Designated Beneficiary means the beneficiary or beneficiaries designated in accordance with Article X hereof to receive the amount, if any, payable under the Plan upon the Participant's death.

     Fiscal Year refers to the period of time commencing on January 3, 2001 and continuing through January 1, 2002.

     Long-term Disability means the inability of the Participant to substantially perform his or her duties to the Company by reason of physical or mental disability, as determined by the Committee in its reasonable discretion.

     Participant means any officer designated by the Committee to participate in the Plan who has received written notice of his or her designation as a Participant.

     Plan means the ENBC 2001 Staff Officer Bonus Plan


III. Eligibility
     Participants in the Plan shall be the Corporate Staff Officers.

IV.  Administration
     The Committee will determine eligibility for participation, establish the target payout levels for each Participant, establish corporate performance goals, calculate and determine the level of attainment of such goals, and calculate the Bonus Award for each Participant under the Plan. The Committee will also determine the time at which Bonus Awards will be paid.

V.   Bonus Awards
     The Committee, with the input of management of the Company, will establish a target payout level for each Participant and communicate such target payout level to each Participant prior to or during the Fiscal Year for which such award may be made. The Committee shall also establish a system target for earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal year, and
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       communicate such corporate performance goals to each Participant prior to or during the Fiscal Year for which such awards may be made. For this purpose EBITDA will mean, for the Fiscal Year, calculated on a consolidated basis in accordance with generally accepted accounting principles, the Company's and its subsidiaries' (1) gross revenue net of customer coupons and discounts, minus (2) costs of store, manufacturing
                                       --------
       and commissary operations, minus (3) the sum of field operating overhead
                                  ---------
       and support center overhead (exclusive of nonrecurring charges, such as capital restructuring expenses and retention bonuses), plus (4)
                                                              ----
       depreciation and amortization. Bonus Awards will be earned by each Participant based upon the level of attainment of such corporate goal during the Fiscal Year, as determined by the Committee. Any Participant whose employment with the Company commences during the Fiscal Year shall be eligible for a pro rata portion of the Bonus Award that would have been paid in respect of the entire Fiscal Year. As soon as practicable after the end of the Fiscal Year the Committee shall determine the level of attainment of the corporate goal and the Bonus Award to be made to each Participant.

VI.    Termination of Employment
       In the event of termination of a Participant's employment with the Company by reason of death or long-term disability before the payment of any Bonus Award, such Participant shall be eligible for a pro rata portion of the Bonus Award that would have been paid in respect of the Fiscal Year in which the termination occurred (provided a Bonus Award would otherwise have been earned). Any such Bonus Award shall be paid as soon as practicable after the end of the fiscal year in which such termination occurs. In the event of a Participant's' death, such pro rata payment shall be made to the Participant's Designated Beneficiary, or if there is none living, to the estate of the Participant.

       In the event of a Participant's voluntary termination of employment with the Company for any reason, or termination by the Company for cause (as defined in the Participant's Change of Control Agreement) before payment of a Bonus Award is made, the Participant shall be ineligible for such payment unless the Committee specifically determines that such Bonus Award is to be paid.

VII.   Non-Transferability of Benefits
       A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will of the laws of descent and distribution. Any attempted disposition not permitted by the preceding sentence shall be null and void.

VIII.  No Claim of Right Under the Plan
       Other than as may be provided in an employment agreement as approved by the Committee, no employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

IX.    Taxes
       The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

X.     Designation and Change of Beneficiary
       Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling, provided however that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

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XI.   Payments to Persons Other Than the Participant
      If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or has died, then any payment due to such person or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XII.  No Liability of Committee Members; Indemnification
      No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such member in connection with any action, suit or proceeding arising out of or relating to the Plan if such member acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company. Any determination as to whether indemnification shall be provided hereunder shall be made by the Board of Directors of the Company.

XIII. Termination or Amendment of the Bonus Plan
      The Committee may amend, suspend or terminate the Plan at any time, in its sole discretion, provided, however, that no amendment, suspension or termination of the Plan shall adversely effect the right of a Participant to receive a Bonus Award based on an EBITDA system target and target payout amount that has been communicated to the Participant.

XIV.  Unfunded Plan

      Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Notwithstanding anything contained herein to the contrary, to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

      The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent the Plan is determined to be so subject, it is intended to constitute a "plan which is unfunded and is maintained by the employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," as such phrased is used in ERISA, and the terms of the Plan shall be interpreted consistent with such intent.

XV.   Governing Law

      The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

XVI.  Effective Date
      The effective date of the Plan is December 12, 2000.

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